Exhibit 23.7
July 24, 2009
Mr. Jesús Reyes Heroles González Garza
Director General
Petróleos Mexicanos
Avenida Marina Nacional No. 329
Torre Ejecutiva, Piso 41
Colonia Huasteca C.P. 11311
México
Dear Mr. Reyes Heroles:
     We hereby consent to the references to DeGolyer and MacNaughton as set forth under the heading “Experts” in the Registration Statement on Form F-4 of Petróleos Mexicanos filed on July 24, 2009. We reviewed the estimates of proved oil, condensate, natural gas, and oil equivalent reserves owned by the United Mexican States (“Mexico”) as of January 1, 2009, for 65 fields. These estimates were prepared in accordance with the reserves definitions of Rules 4-10(a) (1)-(13) of Regulation S-X of the United States Securities and Exchange Commission. The fields are located offshore from Mexico in the Southwest Marine Region, and are those referenced in our certificate letter dated April 21, 2009.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON